Media:
Luis Diaz-Perez
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
January 25, 2002

Peoples Energy Reports First Quarter Results

Modifies Outlook for Fiscal 2002

CHICAGO -- Peoples Energy (NYSE: PGL) today reported first quarter net income for the period ended December 31, 2001 of $31.0 million or $.88 per share as compared to results of $35.1 million or $.99 per share for the same period a year ago, as restated for the impact of a change in accounting described below. Operating and equity investment income was $60.8 million for the first quarter, compared to $73.5 million for the first quarter of fiscal 2001, as restated. First quarter results were negatively affected by extreme weather that was 18% warmer than normal and 29% warmer than last year.

"Despite the effects of record setting warm weather, lower oil and natural gas commodity prices and the Enron bankruptcy, Peoples posted solid first quarter results and strengthened its balance sheet," said Richard E. Terry, chairman and chief executive officer.

Peoples Energy also announced that the company's oil and gas production subsidiary elected to change its method of accounting for oil and gas properties from the full cost method to the successful efforts method. The successful efforts method better reflects the company's conservative strategy for this business, which is focused primarily on the acquisition of proved reserves and low to moderate risk drilling. Under successful efforts, the cost of exploratory dry holes and other exploration costs are expensed in the period they occur, whereas under the full cost method these costs are capitalized and amortized over future production. In accordance with generally accepted accounting principles, previously reported results have been restated. This restatement resulted in a reduction of $1.2 million, or $.04 per share, in the previously reported net income for the first quarter of fiscal 2001. However, the full fiscal year 2001 impact of the restatement is negligible--a reduction of approximately $0.1 million in net income. The impact of the restatement on all prior years (1998-2001) resulted in reductions in net income totalling $6.9 million.

Peoples Energy reported first quarter results for each of its business segments:

Gas Distribution. Operating income was $68.4 million for the three-month period ended December 31, 2001, compared with $78.4 million for the same period a year ago. The quarter-to-quarter decline is primarily due to the adverse impact of much warmer weather partially offset by decreases in bad debt expense and other operating expenses. Heating degree days for the first quarter totaled 1,862, one of the warmest on record, compared with normal of 2,279 and last year's first quarter of 2,632. For every 100 degree day change from normal, the net income impact is approximately $.05 per share before weather insurance. The company's weather insurance policy offset approximately $.07 per share of the first quarter weather impact. Operating revenues declined $297 million or 50% due to much lower natural gas commodity costs and significantly lower deliveries due primarily to weather.

Power Generation. Operating and equity investment income declined $3.2 million for the first quarter. This segment's results now reflect the interest expense impact related to the $402 million non-recourse bond financing which Elwood Energy LLC closed on October 23, 2001. In prior periods, the interim financing costs for this project were reflected as corporate interest expense. Other than the financing impact, operating results were boosted by higher capacity revenues due to the Phase II expansion of the Elwood facility which became commercially operable in June 2001.

Midstream Services. First quarter results for this segment declined $3.2 million to $2.3 million compared with $5.5 million during the year ago period, which benefited from unusual natural gas price volatility. The decline was primarily due to lower operating income from wholesale activities and reduced equity investment income from enovate, L.L.C. offset, in part, by higher operating income from hub activity. Enron's bankruptcy resulted in a restriction of enovate's trading activities in the first quarter; however, the other aspects of the company's midstream services business associated with physical services were not materially affected.

Retail Energy Services. Operating income for the first three months improved $3.4 million to $1.4 million compared to a loss of $2.0 million in the previous year's quarter. The significant improvement reflects higher gas and electricity margins and lower operating costs in the current quarter versus the same period last year.

Oil and Gas Production. Operating and equity investment income of $1.8 million for the first quarter of 2002 was basically unchanged when compared with restated prior year's results of $1.9 million. Higher production, higher average realized prices and lower exploration costs were mostly offset by higher DD&A expenses, increased general and administrative costs and losses incurred at EnerVest. Excluding the EnerVest impact, operating income improved $3.5 million. Average daily gas production increased 55% to 46.8 million cubic feet per day from last year's average of 30.1 million cubic feet per day. Net realized natural gas prices in the first quarter improved to $3.10 per Mcf compared with last year's average of $2.52 per Mcf. EnerVest, a 30% owned partnership that explores and develops oil and gas properties, lost $1.5 million in the quarter due primarily to lower oil and gas commodity prices, increased drilling and operating expenses, and decreased production.

Corporate and Other. Current operating results for the three months ended December were essentially unchanged when compared to the same period last year.

Other Income and Deductions and Interest Expense

Other income and deductions for the first quarter of 2002 increased by $3.1 million mainly due to a loss on the disposition of equipment recorded in the same period a year ago. Interest expense decreased by $1.3 million in the current three-month period, primarily a result of a decrease in utility short-term debt and lower interest rates on the adjustable rate utility bonds partially offset by higher corporate financing balances outstanding to fund diversified investments.

Enron Update

On November 29, Peoples Energy disclosed its financial exposure to Enron. At that time, its financial exposure was approximately $8 million, most of which was related to the value of hedges in place for future oil and gas production using then-current futures prices. The company also disclosed that approximately $4 million of its expected fiscal 2002 midstream trading income was likely to be adversely affected by the Enron developments. Under generally accepted accounting principles as subsequently interpreted, Peoples Energy has declared the oil and gas hedges to be ineffective as of October 25th and, using prices in effect at that time, has recorded a receivable for $2.5 million. Other Enron related receivables as of December 31, 2001 were approximately $4.0 million. The company continues to believe it has reasonable prospects to collect all of these receivables plus any increase in value on the hedges that may be owed beyond the $2.5 million. The company is evaluating options to restructure the enovate partnership and expects operating results of the midstream segment to improve over the remainder of the fiscal year.

Outlook

"Record warm weather, lower oil and gas commodity prices and the impact of Enron's bankruptcy filing are all adversely affecting this year's earnings," said Terry. "As a result, we are lowering our fiscal 2002 earnings outlook to a range of $2.75 to $2.90 per share. This new range reflects continued lower commodity prices and the persistence of warm weather in January. Despite these short term negatives, we continue to make significant progress building long term shareholder value by lowering our utility operating costs, by seeking profitable investments in our power generation and oil and gas segments and by strengthening our balance sheet. Our cash flow remains strong and provides solid support for our healthy dividend."

Peoples Energy is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at www.PeoplesEnergy.com

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's forecast of financial results. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: weather-related energy demands; the company's success in identifying diversified energy opportunities on financially acceptable terms and generating earnings within a reasonable time; adverse resolution of material litigation; general U.S. and Illinois economic conditions; business and competitive conditions resulting from deregulation and consolidation of the energy industry; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense; drilling risks and the inherent uncertainty of gas and oil reserve estimates; regulatory developments in the U.S., Illinois and other states where Peoples Energy does business; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended December 31,

	2001	2000

Total Operating Revenues	$377,548,000	$716,982,000

Operating Income	$64,348,000	$68,736,000

Equity Investment Income	($3,509,000)	$4,797,000

Operating and Equity Investment Income	$60,839,000	$73,533,000

Net Income	$31,021,000	$35,137,000

Earnings Per Share	$0.88	$0.99

Diluted Earnings Per Share	$0.87	$0.99

Basic Average Shares Outstanding	35,434,000	35,343,000

Dilutive Average Shares Outstanding	35,485,000	35,402,000

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited)

		Three Months Ended
		December 31,
		2001	2000

Gas Distribution Deliveries (MDth)
Sales	-Residential
	-Heating	31,838	46,324
	-Non-heating	1,059	1,010
	- Commercial	4,790	7,228
	- Industrial	966	1,464
Transportation		23,882	31,769
	Total Gas Distribution Deliveries	62,535	87,795

Weather
	Degree Days - actual	1,862	2,632
Per cent colder (warmer) than normal		-18.3%	15.5%

Number of Gas Distribution Customers (average)
Sales	-Residential
	-Heating	738,606	742,200
	-Non-heating	175,563	176,196
	- Commercial	43,074	48,645
	- Industrial	2,822	2,506
	Transportation	21,588	17,074
	Total Gas Distribution Customers	981,653	986,621

Retail Energy Gas and Electric Customers (at December 31)		14,018	14,359

Employees (at December 31)
	Gas Distribution	2,387	2,551
	Diversified Businesses	105	94
	Peoples Energy Corporate	29	28
	Total Employees	2,521	2,673

Megawatt Capacity		675	300

Oil and Gas Production
Average daily production:
	Gas (MMCFD)	46.8	30.1
	Oil (BOD)	1.2	1.1
	Gas equivalent (MMCFED)	53.9	36.8

Percentage hedged:
Gas		80%	85%
Oil		65%	55%

Average hedge price:
	Gas ($/MCF)	$ 3.52	$ 2.45
	Oil ($/BBL)	$ 20.14	$ 22.17

Net realized price:
	Gas ($/MCF)	$ 3.10	$ 2.52
	Oil ($/BBL)	$ 22.36	$ 24.94
	Equivalent ($/MCFE)	$ 3.19	$ 2.83

Peoples Energy Corporation	Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In Thousands, except per-share amounts)	December 31,
	2001	2000

Operating Revenues	$377,548	$716,982
Operating Expenses:
Cost of energy sold	186,503	488,636
Operation and maintenance	66,171	75,913
Depreciation, depletion and amortization	24,504	22,439
Taxes - Other than income taxes	36,022	61,258

Total Operating Expenses	313,200	648,246

Operating Income	64,348	68,736

Equity Investment Income	(3,509)	4,797

Total Operating and Equity Investment Income	60,839	73,533

Other Income and (Deductions)	2,106	(1,009)

Interest Expense	15,976	17,297

Earnings Before Income Taxes	46,969	55,227

Income Taxes	15,948	20,056

Income Before Cumulative Effect of Change in
Accounting Principle	31,021	35,171

Cumulative Effect of Change in Accounting
Principle, Net of Tax	0	(34)

Net Income	$31,021	$35,137

Average Shares of Common Stock Outstanding
Basic	35,434	35,343
Diluted	35,485	35,402
Earnings Per Share of Common Stock
Basic	$0.88	$0.99
Diluted	$0.87	$0.99

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil & Gas		Corporate &
Three Months Ended December 31, 2001	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total

Operating Revenues	$290,733	$ -	$23,214	$50,249	$ 15,824	$ 10	$ (2,482)	$377,548

Depreciation, depletion and amortization	16,891	28	237	409	6,905	11	23	24,504

Operating Income	68,449	(1,215)	2,820	1,402	3,279	(328)	(10,059)	64,348

Equity Investment Income	-	(1,616)	(502)	-	(1,523)	132	-	(3,509)

Operating and Equity Investment Income	$68,449	$(2,831)	$2,318	$1,402	$1,756	$(196)	$(10,059)	$60,839

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil & Gas		Corporate &
Three Months Ended December 31, 2000	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total

Operating Revenues	$587,965	$ -	$40,296	$81,140	$9,586	$8	$(2,013)	$716,982

Depreciation, depletion and amortization	17,350	-	131	377	4,497	17	67	22,439

Operating Income	78,367	(652)	4,143	(1,989)	(254)	(315)	(10,564)	68,736

Equity Investment Income	-	1,047	1,400	-	2,161	189	-	4,797

Operating and Equity Investment Income	$78,367	$395	$5,543	$(1,989)	$1,907	$(126)	$(10,564)	$73,533

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In Thousands)	2001	2000

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,714,744	$ 2,522,647
Less - Accumulated depreciation and depletion	969,988	891,840
Net property, plant and equipment	1,744,756	1,630,807
Investments in equity investees	102,965	142,510
Other investments	25,644	25,537

Total Capital Investments - Net	1,873,365	1,798,854

Utility Customer Accounts Receivable - net of reserves	278,145	413,825
Other Current Assets	283,758	513,045
Other Assets	320,089	243,407

Total Assets	$ 2,755,357	$ 2,969,131

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 300,019	$ 299,287
Capital in excess of par value of stock	15	3
Retained earnings	519,532	498,942
Treasury stock	(6,793)	(6,817)
Accumulated other comprehensive income	(3,936)	(32,991)

Total Common Stockholders' Equity	808,837	758,424
Long-Term Debt	644,023	419,326

Total Capitalization	1,452,860	1,177,750

Current Liabilities	796,750	1,307,733
Deferred Credits and Other Liabilities	505,747	483,648

Total Capitalization and Liabilities	$ 2,755,357	$ 2,969,131

Common Stock Information at End of Period
(Unaudited)

Annualized dividend rate	$2.04	$2.00
Dividend yield (per cent)	5.4%	4.5%
Book value per share	$22.82	$21.44
Market price	$37.93	$44.75
Market price as a per cent of book value	166%	209%